Reading International Announces Record 2009 Results

• Revenue from operations for the 4th quarter 2009 at $59.4 million, a record high
· Revenue from operations for the 2009 year at $217.0 million, a record high
· Net Income of $6.1 million for the 2009 year, a record high
· EBITDA(1) of $37.8 million for the 2009 year, a record high
· Net Worth increased to $110.3 million at December 31, 2009 from $69.4 million at December 31, 2008

LOS ANGELES – (BUSINESS WIRE) – March 12, 2010 – Reading International, Inc. (NASDAQ: RDI) announced today results for its fourth quarter and year ended December 31, 2009.

2009 Highlights

•	our EBITDA(1) for the 2009 December quarter was a positive $4.8 million compared to a negative $4.3 million in the 2008 quarter;

•	for the 2009 year our EBITDA(1) was $37.8 million compared to $19.6 million in 2008, an increase of 92.9%;

•
we continued to see local currency cinema revenue growth in both Australia and New Zealand, with Australia showing a 17.9% increase and New Zealand a 36.6% increase over the December quarter in 2008.  As a result, for the 2009 year Australia local currency cinema revenue growth over 2008 was 17.9% and New Zealand was 9.8%;

•	we reduced our general and administrative expenses by 37.1% for the quarter and 18.1% for the year, compared to prior year;

•
our operating income for the quarter was $766,000 compared to an operating loss of $6.6 million in 2008, an increase of $7.4 million and for the year at $13.9 million it was $16.2 million above the $2.3 million operating loss for the 2008 year;

•
we completed the construction of our Indooroopilly, Brisbane, Australia office development in April 2009 with an approximate total construction cost of $8.6 million (AUS$12.4 million) which was primarily financed with a construction loan of $6.1 million (AUS$7.3 million).  In July 2009 we repaid this construction facility out of cash reserves and hold the property free and clear of all liens.  The building is fully leased to the Brisbane City Council;

•
during the second quarter of 2009 we closed on the sale of our interests in Malulani Investments, Limited (“MIL”) and The Malulani Group, Limited (collectively, “MMG”) and settled certain litigation with MMG and certain of their officers and Directors.  As a result of the sale and the settlement (which was negotiated in March 2009), we received $2.5 million in cash and $6.75 million in notes aggregating $9.25 million, and a ten-year tail interest in MIL;

(1) The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  EBITDA is presented solely as a supplemental disclosure as we believe it to be a relevant and useful measure to compare operating results among our properties and competitors, as well as a measurement tool for evaluation of operating personnel.  EBITDA is not a measure of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA should not be considered in isolation from, or as a substitute for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA is not calculated in the same manner by all companies and accordingly, may not be an appropriate measure for comparing performance amongst different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

•
also during the second quarter, the anticipated purchaser of our Auburn property elected not to proceed with the purchase, allowing us to take into income $1.5 million (AUS$2.0 million) in previously made option payments.  In light of recent developments with respect to the zoning of that property, we have determined to retain it and not hold it as an asset held for sale;

•
the remaining retail condominium of our Place 57 joint venture was sold in February 2009 for approximately $3.8 million of which $304,000 was attributable to our equity earnings from investment which passed through the income statement.  In April, we received a cash disbursement from this investment of $1.2 million of which $859,000 was a return of investment;

•
in 2009, we reacquired 45.8% of our outstanding Trust Preferred Securities (“TPS”) for $11.5 million thereby extinguishing $22.9 million of our debt related to these securities.  This resulted in our recognizing an $11.5 million gain on retirement of subordinated debt in the second quarter of 2009, offset by a $749,000 write off of deferred financing costs associated with this transaction;

•
primarily as a result of the stronger operating income, the second quarter 2009 TPS gain, and the fact that both the Australian dollar and the New Zealand dollar have recaptured some of their value since the 2008 year end, when such currencies traded at $0.6983 and $0.5815, respectively, compared to $0.8979 and $0.7255 respectively at December 31, 2009, our stockholders’ equity has risen to $110.3 million at December 31, 2009 compared to $69.4 million at December 31, 2008.

Fourth Quarter 2009 Discussion

Revenue from operations increased from $45.7 million in the 2008 quarter to $59.4 million in 2009, a $13.7 million or a 30.1% increase.  The cinema revenue increase of $12.0 million was driven by a $7.8 million increase in Australia and a $2.3 million increase in New Zealand.  In addition to the strong operational showing, both these increases were also positively affected by currency exchange movements between last year’s quarter and this year’s quarter.  The US cinema revenue increased by $1.9 million from last year’s quarter.  The top 3 grossing films for the quarter in our circuit worldwide were: “The Twilight Saga: New Moon,” “Avatar,” and “2012,” which between them accounted for approximately 27.9% of our cinema box office revenue.  Real estate revenue was up by $1.7 million from quarter to quarter, primarily as a result of increased rental income in the US and the aforementioned positive currency exchange movements from last year’s quarter to this year’s quarter.

As a percentage of revenue, operating expense, at 76.9% in the 2009 quarter was down from last year’s quarter of 79.8%.  This decrease was primarily related to the final allocation for accounting purposes of a greater portion of the purchase price paid for our Consolidated Entertainment cinemas to goodwill and below market leases than originally estimated.  This change, effective in the fourth quarter of 2008, resulted in higher straight-line rent and acquired lease costs in 2008 than in 2009.

We recorded lower impairment expense for this year’s quarter, $3.2 million compared to last year $4.3 million, a reduction of $1.1 million or 25.5%.  This reduction was primarily as a result of the stabilization of the real estate market in Australia, but a continued weakness in the market in New Zealand.

Additionally in this year’s quarter, we recorded a contractual commitment loss of $1.1 million associated with a property which we are under contract to purchase in the first quarter of 2010.

General and administrative expense decreased by $2.7 million or 37.1%, from $7.4 million in the 2008 quarter to $4.7 million in the 2009 quarter.  This decrease was primarily related to on-going cost cutting measures implemented worldwide.  Specifically, legal fees associated principally with our MIL case; reduced professional fees primarily related to our annual audit and non-recurring costs associated with our Consolidated Entertainment acquisition in 2008; and reduced payroll and travel expense.

Driven by the above factors our operating income for the quarter increased by $7.4 million to $766,000 compared to an operating loss of $6.6 million in the same quarter last year.

Net interest expense decreased by $2.1 million or 35.1%, from $5.9 million in the 2008 quarter, to $3.8 million in the 2009 quarter.  The decrease in interest expense during 2009 was primarily related to lower interest on our TPS due to the retirement of $22.9 million of the TPS; a net gain on our mark-to-market of our interest swaps and cap; offset by, our ceasing to capitalize interest on our development properties, where development has been substantially curtailed, resulting in an increase in interest expense for 2009 compared to 2008.

For the 2009 quarter, we recorded an “other expense” of $19,000 compared to $1.4 million for the 2008 quarter, a $1.4 million decrease in expense.  For the 2009 quarter, the $19,000 other expense was primarily due to $624,000 in litigation accruals; $311,000 in write-offs against one of our joint venture investments; and $433,000 in recorded equity losses from our joint ventures.  These expenses were offset by a $1.1 million mark-to-market increase in the fair market value of our holdings of Prime Media Group Ltd. (“Prime”) shares which we exchanged for our holdings in Becker during the third quarter of 2009; and a $230,000 gain on settlement of certain legal expenses.
The 2008 quarter $1.4 million expense was primarily related to a $496,000 mark-to-market of our above referenced investment in Becker/Prime; $610,000 of other impairment expense; and $320,000 in recorded equity losses from our joint ventures.

As a result of the above, we reported a net loss of $3.5 million for the 2009 quarter compared to a net loss of $14.8 million in the 2008 quarter; a $11.3 million or 76.1% reduction in loss.

Our EBITDA (1) at a positive $4.8 million for the 2009 quarter was $9.1 million higher than the 2008 quarter negative of $4.3 million.  However, adjusting 2009 for:

•	the impairment expense and contractual commitment loss of $4.3 million,

our adjusted EBITDA(1) for the 2009 quarter was $9.1 million.  Adjusting the 2008 quarter for:

•	the impairment expense of $4.3 million;

•	the mark-to-market of our Becker/Prime shares of $496,000; and

•	the other impairment expense of $610,000,

our adjusted EBITDA(1) for the 2008 quarter was $1.1 million.

This resulted in a growth in our adjusted EBITDA (1) of $8.0 million from last year’s quarter to this year’s quarter.

Twelve Month 2009 Summary

Revenue from operations increased from $197.0 million in 2008 to $217.0 million in 2009, a $20.0 million or 10.1% increase.  The whole of the $20.0 million increase came from our cinema operations driven by an increase of $14.2 million in the US and a $6.5 million increase in Australia.  Both the increase in Australia and the slight decrease in New Zealand was affected negatively by currency fluctuations from year-to-year, as the local currency cinema revenue was up 17.9% in Australia and 9.8% in New Zealand, compared to the 2008 twelve months.  The top 3 grossing films for the twelve months in our circuit worldwide were: “Transformers: Revenge of the Fallen,” “The Twilight Saga: New Moon” and “Harry Potter & the Half Blood Prince,”  which between them accounted for approximately 10.0% of our cinema box office revenue.  Real estate revenue was basically flat from year-to-year.

As a percentage of revenue, operating expense, at 77.4% in 2009 was lower than the 78.7% of 2008.  This decrease was primarily driven by the same factors as for the quarter, described above.

Depreciation and amortization decreased by $3.4 million, or 18.3%, from $18.6 million in 2008 to $15.2 million in 2009, primarily due to the effects of the purchase accounting finalization for our acquired Consolidated Entertainment cinema assets.

As the sale of our Auburn property did not proceed, we moved the property back to continuing operations, and as a result we expensed $549,000 as catch-up depreciation, classified as loss on transfer of real estate from held for sale to continuing operations.

We recorded lower impairment expense this year, $3.2 million compared to last year $4.3 million, a reduction of $1.1 million or 25.5%.  This reduction was primarily as a result of the stabilization of the real estate market in Australia, but a continued weakness in the market in New Zealand.

Additionally this year, we recorded a contractual commitment loss of $1.1 million associated with a property which we are under contract to purchase in the first quarter of 2010.

General and administrative expense decreased by $3.9 million or 18.1%, from $21.4 million to $17.6 million in 2009.  This decrease was primarily related to cost cutting measures implemented worldwide as described above, together with the one-time 2008 purchase related costs of our Consolidated Entertainment acquisition.

We recorded $2.6 million as other operating income in the 2009 quarter associated with our settlement of the MIL litigation for the recovery of previously expensed litigation costs.

Driven by the above factors, our operating income for the 2009 twelve months increased by $16.2 million to $13.9 million, from an operating loss of $2.3 million in the 2008 twelve months.

Net interest expense decreased by $1.1 million, from $15.7 million in the 2008 twelve months to $14.6 million in the 2009 twelve months.  This decrease was primarily driven by the same factors as for the quarter, described above.

In 2009, we recorded an “other expense” of $1.9 million compared to an “other income” of $1.5 million for the same period in 2008, a $3.4 million change.  The 2009 other expense of $1.9 million included a $2.3 million loss on currency transactions; a $1.0 million mark-to market on our Becker/Prime marketable securities; $850,000 in litigation accruals; and $311,000 in write-offs against one of our joint venture investments.  These expenses were partially offset by a $1.5 million gain on the Auburn option termination; $480,000 in settlement gains; and $428,000 in equity earnings of unconsolidated joint ventures.

The 2008 other income of $1.5 million was primarily related to a $1.2 million receipt related to our Burstone litigation; $910,000 of insurance proceeds related to damage caused by Hurricane Georges in 1998 to one of our previously owned cinemas in Puerto Rico; the settlement of our credit card dispute for $385,000; and $497,000 in equity earnings of unconsolidated joint ventures.  This income was offset by a $496,000 mark-to market on our Becker/Prime shares; $768,000 of other impairment expense.

During the 2009 twelve months, we recorded a $10.7 million gain on retirement of  some of our TPS, net of a $749,000 loss on deferred financing costs associated with the TPS.

In 2009 we recorded a $268,000 gain on sale of our investment in MIL associated with our settlement of the MIL litigation described above.  In 2008, we recorded a gain on sale of our investment in an unconsolidated entity of $2.5 million from the sale of our 50% interest in the cinema at Botany Downs in Auckland, New Zealand.

As a result of the above, we reported a net income of $6.1 million for the 2009 twelve months compared to a net loss of $16.8 million in the 2008 period, a $22.9 million or 136.3% change.

Our EBITDA (1) at $37.8 million for the 2009 twelve months was $18.2 million higher than the 2008 twelve months of $19.6 million, predominantly driven by better operating margins (approximately $6.9 million); a reduction in general and administrative expense (approximately $3.9 million); and the gain on the TPS retirement (approximately $10.7 million) offset by the “other income (loss)” change (approximately $3.4 million).

Our adjusted EBITDA (1) for the 2009 twelve months was $31.4 million after excluding:

•	the $549,000 in catch-up depreciation on transfer of Auburn from asset held for sale;

•	the $4.3 million in impairment expense and contractual commitment loss;

•	the $2.8 million total income from MIL;

•	the $2.3 million of other loss items described above (all except for $428,000 in equity earnings); and

•	the $10.7 million gain on the retirement of a portion of our TPS debt.

Our adjusted EBITDA (1) for the 2008 twelve months was $20.4 million after excluding:

•	the $4.3 million in impairment expense;

•	the $1.0 million of other income items described above (all except for $497,000 in equity earnings); and

•	the $2.5 million gain on sale of Botany.

This resulted in a growth in our adjusted EBITDA (1) of $11.0 million or 53.9% from last year’s twelve months to this year’s twelve months.

Balance Sheet and Liquidity

Our total assets at December 31, 2009 were $406.4 million compared to $371.9 million at December 31, 2008.  The currency exchange rates for Australia and New Zealand as of December 31, 2009 were $0.8979 and $0.7255, respectively, and as of December 31, 2008, these rates were $0.6983 and $0.5815, respectively.  As a result, currency had a positive effect on the balance sheet at December 31, 2009 compared to December 31, 2008.

Our cash position at December 31, 2009 was $24.6 million compared to $30.9 million at December 31, 2008, reflecting the $11.5 million used to effectively repurchase $22.9 million of our TPS in the first quarter of 2009.

At the present time we have approximately $5.0 million (AUS$5.5 million) in undrawn funds under our Australian Corporate Credit Facility.  During May 2009, we extended the term of our New Zealand facility to March 31, 2012 and reduced the available borrowing amount to $32.6 million (NZ$45.0 million).  As a result, we currently have undrawn funds of $21.8 million (NZ$30.0 million) available under our line of credit in New Zealand.

Accordingly, we believe that we have sufficient borrowing capacity under our Australian Corporate Credit Facility and our New Zealand line of credit to meet our anticipated short-term working capital requirements.

Our working capital at December 31, 2009 was negative by $16.2 million and compares to a positive working capital of $12.5 million at December 31, 2008, again driven by the $11.5 million TPS repurchase and $21.0 million in loans that have become short-term in nature.  We are currently in final discussions with a lender to refinance the $6.9 million loan that expired on January 01, 2010, but for which we obtained an extension to March 31, 2010.  We believe that this financing will be in place by March 31, 2010 and will result in a new 5-year term for this loan.  We are also in discussions with our lender on the 2 loans that make up the $14.0 million that became current at December 31, 2009.  We believe that a solution to these loans will lead to a partial repayment in 2010 and a deferral of the remainder through some date in 2013.

Stockholders’ equity was $110.3 million at December 31, 2009 compared to $69.4 million at December 31, 2008.

Based upon the current levels of the consolidated operations, further anticipated cost savings and future growth, we believe our cash flow from operations, together with both the existing and anticipated lines-of-credit and other sources of liquidity, will be adequate to meet our anticipated requirements for interest payments and other debt service obligations, working capital, capital expenditures, and other operating needs.

Subsequent Events

Reading Stock Repurchase

Due to a perceived low price to our common shares, during the first quarter of 2010, we have purchased 62,375 shares for a total costs of $250,000.

Nationwide Note 1 Adjustment

On February 12, 2010, Nationwide Theaters Corp. (the Sellers note above associated with the Consolidated Cinemas acquisition) and Reading agreed to reduce the seller’s note, Nationwide Note 1, by $4.2 million pursuant to the original sale and purchase agreement.  This reduction in the note effectively adjusts the original purchase price of the Consolidated Cinemas by $4.2 million.

Mosaic Lease

On February 12, 2010, we entered into a lease for an approximately 33,000 square foot 8-screen art cinema to be built as a part of the Mosaic District in the Greater Washington DC area.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and

•
the development, ownership and operation of retail and commercial real estate in Australia, New Zealand and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the

o	Reading brand (http://www.readingcinemasus.com),

o	Angelika Film Center brand (http://www.angelikafilmcenter.com),

o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),

o	City Cinemas brand (http://www.citycinemas.com),

o	Beekman Theatre brand (http://www.beekmantheatre.com),

o	The Paris Theatre brand (http://www.theparistheatre.com); and

o	Liberty Theatres brand (http://libertytheatresusa.com/);

•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and

•	in New Zealand, under the

o	Reading (http://www.readingcinemas.co.nz) and

o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:

o	The number and attractiveness to movie goers of the films released in future periods;

o	The amount of money spent by film distributors to promote their motion pictures;

o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;

o
The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o
The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD and VHS rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:

o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;

o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;

o	the risks and uncertainties associated with real estate development;

o	The availability and cost of labor and materials;

o	Competition for development sites and tenants; and

o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;

•
With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;

o	The relative values of the currency used in the countries in which we operate;

o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;

o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);

o
 Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and

o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, it naturally follows that no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, please understand that we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer
Reading International, Inc.    (213) 235-2240

Reading International, Inc. and Subsidiaries
Supplemental Data
Reconciliation of EBITDA to Net (Loss) Income
(dollars in thousands, except per share amounts)

Statements of Operations	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenue	$59,447	$45,685	$217,014	$197,054
Operating expense
Cinema/real estate	45,689	36,448	168,058	155,027
Depreciation and amortization	3,999	4,047	15,168	18,558
Loss on transfer of real estate held for sale to continuing operations	--	--	549	--
Impairment expense	3,217	4,319	3,217	4,319
Contractual commitment loss	1,092	--	1,092	--
General and administrative	4,684	7,445	17,559	21,438
Other operating income	--	--	(2,551)	--

Operating income (loss)	766	(6,574)	13,922	(2,288)

Interest expense, net	(3,835)	(5,908)	(14,572)	(15,740)
Other income (expense)	(19)	(1,364)	(1,898)	1,488
Gain on extinguishment of debt	--	--	10,714	--
Gain on sale of unconsolidated joint venture	--	--	268	2,450
Income tax expense	(530)	(586)	(1,952)	(2,099)
Net (income) loss attributable to noncontrolling interests	72	(374)	(388)	(620)

Net income (loss)	$(3,546)	$(14,806)	$ 6,094	$(16,809)

Basic earnings (loss) per share	$ (0.16)	$ (0.66)	$ 0.27	$ (0.75)
Diluted earnings (loss) per share	$ (0.16)	$ (0.66)	$ 0.27	$ (0.75)

EBITDA*	$ 4,818	$ (4,265)	$ 37,786	$ 19,588

EBITDA* change	$9,083		$18,198

*
EBITDA presented above is net loss adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net income (loss) is presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net income (loss)	$(3,546)	$(14,806)	$6,094	$(16,809)
Add: Income tax expense	530	586	1,952	2,099
Add: Interest expense, net	3,835	5,908	14,572	15,740
Add: Depreciation and amortization	3,999	4,047	15,168	18,558

EBITDA	$4,818	$(4,265)	$37,786	$19,588

Reading International, Inc. and Subsidiaries
Consolidated Statements of Operations for the Three Years Ended December 31, 2009
(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Operating revenue
Cinema	$201,388	$181,188	$103,467
Real estate	15,626	15,866	15,768
Total operating revenue	217,014	197,054	119,235
Operating expense
Cinema	156,064	145,236	77,756
Real estate	11,994	9,791	8,324
Depreciation and amortization	15,168	18,558	11,921
Loss on transfer of real estate held for sale to continuing operations	549	--	--
Impairment expense	3,217	4,319	--
Contractual commitment loss	1,092	--	--
General and administrative	17,559	21,438	16,085
Other operating income	(2,551)	--	--
Total operating expense	203,092	199,342	114,086

Operating income (loss)	13,922	(2,288)	5,149

Interest income	1,154	1,009	798
Interest expense	(15,726)	(16,749)	(8,961)
Gain on extinguishment of debt	10,714	--	--
Net gain (loss) on sale of assets	(2)	--	(185)
Other income (expense)	(2,013)	991	(320)
Income (loss) before discontinued operations, income tax expense, and equity earnings of unconsolidated joint ventures and entities	8,049	(17,037)	(3,519)
Gain on sale of a discontinued operation, net of tax	--	--	1,912
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures and entities	8,049	(17,037)	(1,607)
Income tax expense	(1,952)	(2,099)	(2,038)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	6,097	(19,136)	(3,645)
Equity earnings of unconsolidated joint ventures and entities	117	497	2,545
Gain on sale of unconsolidated joint venture	268	2,450	--
Net income (loss)	$6,482	$(16,189)	$(1,100)
Net income attributable to noncontrolling interests	(388)	(620)	(1,003)
Net income (loss) attributable to Reading International, Inc. common shareholders	$6,094	$(16,809)	$(2,103)
Earnings (loss) per common share attributable to Reading International, Inc. shareholders – basic:
Earnings (loss) from continuing operations	$0.27	$(0.75)	$(0.18)
Earnings (loss) from discontinued operations, net	0.00	0.00	0.09
Basic earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.27	$(0.75)	$(0.09)
Weighted average number of shares outstanding – basic	22,580,942	22,477,471	22,478,145
Earnings (loss) per common share attributable to Reading International, Inc. shareholders – diluted:
Earnings (loss) from continuing operations	$0.27	$(0.75)	$(0.18)
Earnings (loss) from discontinued operations, net	0.00	0.00	0.09
Diluted earnings (loss) per share attributable to Reading International, Inc. shareholders	$0.27	$(0.75)	$(0.09)
Weighted average number of shares outstanding – diluted	22,767,735	22,477,471	22,478,145

Reading International, Inc. and Subsidiaries
Consolidated Balance Sheets as of December 31, 2009 and 2008
(U.S. dollars in thousands)
	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$24,612	$30,874
Receivables	9,458	7,868
Inventory	860	797
Investment in marketable securities	3,120	3,100
Restricted cash	321	1,656
Prepaid and other current assets	3,078	2,324
Total current assets	41,449	46,619

Property held for and under development	78,676	69,016
Property & equipment, net	200,749	173,662
Investment in unconsolidated joint ventures and entities	9,732	11,643
Investment in Reading International Trust I	838	1,547
Goodwill	37,411	34,964
Intangible assets, net	22,655	25,118
Other assets	14,907	9,301
Total assets	$406,417	$371,870

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$14,943	$13,170
Film rent payable	7,256	7,315
Notes payable – current portion	7,914	1,347
Note payable to related party – current portion	14,000	--
Taxes payable	6,140	6,425
Deferred current revenue	6,968	5,645
Other current liabilities	457	201
Total current liabilities	57,678	34,103
Notes payable – long-term portion	177,166	172,268
Notes payable to related party – long-term portion	--	14,000
Subordinated debt	27,913	51,547
Noncurrent tax liabilities	6,968	6,347
Deferred non-current revenue	577	554
Other liabilities	25,852	23,604
Total liabilities	296,154	302,423
Commitments and contingencies
Stockholders’ equity:
Class A Nonvoting Common Stock, par value $0.01, 100,000,000 shares authorized, 35,610,857 issued and 21,092,913 outstanding at December 31, 2009 and 35,564,339 issued and 20,987,115 outstanding at December 31, 2008	215	216
Class B Voting Common Stock, par value $0.01, 20,000,000 shares authorized and 1,495,490 issued and outstanding at December 31, 2009 and at December 31, 2008	15	15
Nonvoting Preferred Stock, par value $0.01, 12,000 shares authorized and no issued or outstanding shares at December 31, 2009 and 2008	--	--
Additional paid-in capital	134,044	133,906
Accumulated deficit	(63,385)	(69,479)
Treasury shares	(3,514)	(4,306)
Accumulated other comprehensive income	41,514	7,278
Total Reading International, Inc. stockholders’ equity	108,889	67,630
Noncontrolling interests	1,374	1,817
Total stockholders’ equity	110,263	69,447
Total liabilities and stockholders’ equity	$406,417	$371,870